Exhibit 5.2

September 7, 2006

Re:	Crystallex International Corporation (the “Corporation”)

We refer to (i) the executive summary of the feasibility study completed by SNC-Lavalin Engineers & Constructors Inc. (“SNC-Lavalin”) and other independent consultants in September 2003 (the “20,000 TPD Feasibility Study”) and (ii) the development plan (update to the 20,000 TPD Feasibility Study) completed by SNC-Lavalin and other independent consultants in August 2005 (the “2005 Development Plan”).

We consent to the use by Crystallex International Corporation in connection with its Registration Statement on Form F-10 and related prospectus, dated September 7, 2006, and any amendments thereto (the “Registration Statement”) of the sections of the 20,000 TPD Feasibility Study and the 2005 Development Plan prepared by us. We also consent to all references to us in the Registration Statement, including under the heading “Experts.”

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement which is derived from the sections of the 20,000 TPD Feasibility Study and the 2005 Development Plan prepared by us or for which we were responsible or within our knowledge as a result of the services performed by us as set out in the Registration Statement.

The work and/or services described in the following portions of the 20,000 TPD Feasibility Study and the 2005 Development Plan were performed, and the opinions in respect thereof are expressed by others, and edited by SNC-Lavalin for consistency of format only:

1.1 Geology and resources (including mineral resource estimates based on estimates performed by the Corporation);

1.2 Open Pit mine design;

1.3 Metallurgical test work;

1.4 Geotechnical test work;

1.5 Environmental baseline data field work;

1.6 General and Administration costs for the operating cost estimate; and

1.7 Owner’s costs input for the capital cost estimate.

SNC-Lavalin has not taken any steps to audit or confirm such information and, as such, SNC-Lavalin expresses no opinions in respect of these matters.

Yours truly,

SNC-Lavalin Engineers & Constructors Inc.

By:	/s/ Ian Pritchard
Name:	Ian Pritchard
Title:	Vice President
General Manager
Mining & Metallurgy, Toronto